Freeport-McMoRan Copper & Gold Inc.

Reports First-Quarter 2003 Results

- Continued Strong Operating and Financial Performance

- Completion of $1.075 Billion in Financing Transactions

- New Common Stock Cash Dividend Policy

HIGHLIGHTS

•

First-quarter 2003 net income of $49.2 million, $0.33 per share compared with first-quarter 2002 net loss of $4.2 million, $0.03 per share.

•

Average unit net cash production costs including gold and silver credits: $0.07 per pound for first-quarter 2003 vs. $0.30 per pound for first-quarter 2002; at current gold prices of $325 per ounce, our gold credits would essentially offset our cash production cost, resulting in net cash production costs of approximately zero cents per pound for the year 2003.

•

First-quarter 2003 operating cash flows, net of $97.4 million in working capital requirements, total $49.2 million.  Full year operating cash flows (at current prices of $0.73 per pound of copper and $325 per ounce of gold) would be expected to approximate $575 million.

•

Completion of two senior note offerings for gross proceeds of $1.075 billion in first quarter significantly enhances financial flexibility and liquidity position.

•

Board authorized a new common stock cash dividend policy of $0.36 per share annually.  Initial quarterly dividend of $0.09 per share payable on May 1, 2003.

Summary Financial Table	First Quarter
	2003	2002
	(In thousands, except per share amounts)
Revenues	$524,596	$392,680
Operating income	191,326	87,543
Net income (loss) applicable to common stock before cumulative effect adjustments (a)	40,163	(1,105)
Net income (loss) applicable to common stock	49,245	(4,154)
Diluted net income per share:
Before cumulative effect adjustments	.28	(.01)
Applicable to common stock	.33	(.03)

Diluted average shares outstanding (b)	189,484	144,108

a)

First-quarter 2003 cumulative effect adjustment reflects adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003, and first-quarter 2002 cumulative effect adjustment reflects an accounting change for depreciation of mining and milling assets, effective January 1, 2002.

b)

Diluted net income per share for first-quarter 2003 reflects assumed conversion of FCX’s 8 1/4% Convertible Senior Notes, resulting in the exclusion of $12.7 million of interest expense and the inclusion of 42.2 million common shares.  The convertible notes had no diliutive effect in the 2002 period.

NEW ORLEANS, LA, April 17, 2003 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported first-quarter 2003 net income applicable to common stock of $49.2 million, $0.33 per share, including a gain for the cumulative effect of a change in accounting principle of $9.1 million, $0.05 per share, compared with a first-quarter 2002 net loss of $4.2 million, $0.03 per share, including a charge for the cumulative effect of a change in accounting principle of $3.0 million, $0.02 per share.

In accordance with generally accepted accounting principles, FCX has adopted Statement of Financial Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations,” requiring it to record the fair value of its asset retirement obligations using a prescribed methodology that requires FCX to consider assumptions about future inflation rates, interest rates used to discount the obligation to present value and market risk premiums.  The fair value of FCX’s net asset retirement obligations and related asset costs determined pursuant to SFAS No. 143 was less than amounts previously accrued and as a result, FCX’s first-quarter 2003 earnings include a one-time $9.1 million gain, $0.05 per share, reflecting the cumulative effect of the change in accounting principle.

Mr. James R. Moffett, Chairman and CEO of FCX, said,  “Our first quarter results reflect the continued excellent performance of our Grasberg operations.  The strength of our asset base was demonstrated by the successful completion of over $1 billion in financing transactions during the quarter, which significantly enhanced our financial position.  The combination of our high quality asset base, our enhanced financial flexibility and strong cash flow generating capacity enable us to deliver real value to our shareholders.”

PT Freeport Indonesia (PT-FI) PRODUCTION AND SALES

	First Quarter
	2003	2002
Copper (000s of recoverable pounds):
Production	388,800	296,700
Sales	392,000	296,100
Average realized price per pound	$0.73	$0.73
Gold (recoverable ounces):
Production	579,600	335,800
Sales	583,900	336,600
Average realized price per ounce	$341.55	$289.51

PT-FI, FCX’s Indonesian mining unit, reported improved copper production and sales in the 2003 quarter, reflecting the continued mining of higher-grade ore which began late in the second quarter of 2002.  First-quarter 2003 copper ore grades averaged 1.15 percent, compared with 0.90 percent in the first quarter of 2002.  Copper recovery rates also improved to 88.4 percent for the first quarter of 2003, compared with 85.5 percent for the first quarter of 2002.

 Gold production and sales for the first quarter of 2003 also reflect higher ore grades and mill recovery rates over the year-ago period.  In the first quarter of 2003, ore milled averaged 1.26 grams per metric ton (g/t), compared with 0.73 g/t in the first quarter of 2002.  Gold recovery rates improved to 86.2 percent for the first quarter of 2003, compared with 85.5 percent for the first quarter of 2002.

PT-FI completed its ramp-up of production at the Deep Ore Zone (DOZ) underground mine to 35,000 metric tons of ore per day during the quarter.  New records were established in underground mining with average production totaling approximately 50,000 metric tons of ore per day from the Intermediate Ore Zone and DOZ mines, representing 21 percent of mill throughput.  Studies are ongoing to evaluate additional low-cost expansion options for the DOZ underground operation.

PT-FI expects its sales for 2003 to approximate 1.4 billion pounds of copper and 2.6 million ounces of gold, reflecting the expectation in 2003 of slightly lower copper ore grades and higher gold ore grades on an annual basis compared with 2002.  PT-FI expects its sales for the second quarter of 2003 to approximate 360 million pounds of copper and 700,000 ounces of gold.

At March 31, 2003, FCX’s concentrate sales included 164.3 million pounds of copper, priced at an average of $0.72 per pound, that remain subject to final pricing over the next several months.  Each $0.01 change in the price realized from the March 31 price would result in an approximate $0.8 million, $0.004 per share, effect on FCX’s 2003 net income. First-quarter 2003 adjustments to concentrate sales recognized in prior quarters increased revenues by $10.2 million ($5.2 million to net income, $0.03 per share) compared with an increase of $5.8 million ($3.0 million to net income, $0.02 per share) in the first quarter of 2002.

NET CASH PRODUCTION COSTS (1)

	First Quarter
	2003	2002
Per pound of copper:
Site production and delivery	$0.40	$0.43
Gold and silver credits	(0.53)	(0.34)
Treatment charges and royalties	0.20	0.21
Net cash production costs	$0.07	$0.30

(1) For a reconciliation of net cash production costs per pound to costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

PT-FI remains the world’s lowest cost copper producer with average unit net cash production costs, including gold and silver credits, of $0.07 per pound of copper during the first quarter of 2003, compared with $0.30 per pound for the 2002 period.  Unit production and delivery costs decreased because of improved ore grades for copper, while gold credits improved because of improved ore grades for gold and higher gold prices.  Assuming current gold prices of $325 per ounce for the remainder of 2003 and gold sales of 2.6 million ounces for 2003, we would expect to establish a new record low for unit annual net cash production costs of approximately zero cents per pound.  Net unit cash costs would change approximately $0.04 per pound for each $25 per ounce change in the average price of gold for the remainder of the year.

SMELTER OPERATIONS

As the world's single largest producer and supplier of custom concentrate, FCX’s investment in smelters serves an important role in its concentrate marketing strategy.  Approximately one-half of PT-FI’s concentrate production is sold to its affiliated smelters, Atlantic Copper and PT Smelting, and the remainder is sold to other customers.  Through downstream integration, FCX assures placement of a significant portion of its concentrate production and operating hedges for treatment and refining charges.  While currently low smelter treatment and refining charges adversely affect the operating results of FCX’s smelter operations, they benefit operating results of its mining operations.  Taking into account taxes and minority ownership interests, an equivalent $0.01 per pound change in smelting and refining charge rates substantially offset in FCX’s consolidated operating results.

Atlantic Copper, FCX’s wholly owned Spanish smelting unit, treated 242,100 metric tons of concentrates and scrap in the first quarter of 2003, compared with 258,300 metric tons in the year-ago period.  Unit cathode cash production costs totaled $0.15 per pound in the first quarter of 2003 and $0.10 per pound for the year-ago period.  Unit costs were adversely affected by a stronger euro/US$ exchange rate.  Atlantic Copper reported operating income of $0.4 million for the first quarter of 2003, compared with $1.3 million in the 2002 period.  The treatment charges Atlantic Copper receives remained at historically low levels, averaging $0.17 per pound during the first quarter of 2003 and $0.18 per pound during the first quarter of 2002.  Changes in the amount of deferred profits on intercompany sales in inventories resulted in reductions to FCX’s net income totaling $1.0 million, $0.01 per share, in the first quarter of 2003, compared with additions to net income totaling $3.4 million, $0.02 per share, in the first quarter of 2002.

FCX recognized a $2.5 million, $0.01 per share, non-cash charge in the first quarter of 2003 as a result of the effect of the stronger euro on Atlantic Copper’s net euro-denominated liabilities, compared with a $0.6 million, less than $0.01 per share, non-cash gain in the first quarter of 2002.  The exchange rate effects of Atlantic Copper’s operating cost euro hedges are reported as a component of shareholders’ equity, not net income, until realized.  The realized gains (losses) on these hedges totaled $1.6 million, $0.01 per share, in the first quarter of 2003 and $(1.3) million, $0.01 per share, in the first quarter of 2002.  The unrealized hedges resulted in positive adjustments to stockholders’ equity totaling $1.1 million, $0.01 per share, in the first quarter of 2003 and negative adjustments of $1.1 million, $0.01 per share, for the year-ago period.

PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit treated 212,300 metric tons of concentrates in the first quarter of 2003, compared with 177,700 metric tons in the year-ago period.  PT Smelting’s copper cathode cash production costs per pound totaled $0.10 per pound in the first quarter of 2003 and $0.12 per pound in the year-ago period.  PT-FI’s equity interest in PT Smelting’s earnings totaled $0.7 million, $0.004 per share, for the first quarter of 2003 compared to a net loss of $0.8 million, $0.006 per share, in the 2002 quarter.

SENIOR NOTE OFFERINGS, CASH FLOW and FINANCIAL POSITION

FCX significantly enhanced its financial position, flexibility and debt maturity profile during the quarter with the placement of two senior note offerings.  On January 29, 2003, FCX sold $500 million of         10 ⅛% Senior Notes due 2010 and on February 11, 2003 sold $575 million of 7% Convertible Senior Notes due 2011.  FCX received aggregate net proceeds of approximately $1.046 billion in the private placements, after deducting the initial purchasers’ discounts and expenses.  FCX used a portion of the proceeds to repay all amounts owed under its bank credit facilities, bringing total repayments under these facilities to over $1 billion during the last two years.  FCX has established an interim credit facility totaling $150 million with JPMorgan.  This facility is expected to remain undrawn and to be replaced with a new facility during 2003.

As of March 31, 2003, FCX had total unrestricted cash and cash equivalents of $762.7 million.  In April 2003, FCX completed tender offers on its 7.20% Senior Notes due 2026 and its 7.50% Senior Notes due 2006.  Of the $450.0 million outstanding at March 31, 2003, notes with a face amount of $233.9 million were tendered for $238.9 million cash.  FCX expects to record a $4.7 million charge to net income in the second quarter of 2003 associated with these early extinguishments of debt.  FCX is currently reviewing options for repaying other obligations prior to their maturity which could result in the recognition of losses and gains in future periods.

First quarter operating cash flows of $49.2 million were net of $97.4 million in uses of cash for working capital requirements.  At current copper and gold prices of $0.73 per pound and $325 per ounce, respectively, FCX estimates that its operating cash flows for 2003 would approximate $575 million.  Capital expenditures totaled $30.1 million in the first quarter and are estimated to total approximately $160 million for the year 2003.

After the estimated repayment of $975 million of our 2003 debt maturities and other debt prepayments (assuming copper and gold prices of $0.73 per pound and $325 per ounce of gold for the remainder of the year), FCX’s cash position at year-end 2003 is expected to approximate $460 million, bringing net debt and mandatorily redeemable preferred stock to $2.0 billion (approximately $375 million lower than the year-end 2002 amount).  Each $0.10 change in copper prices and each $25 change in gold prices for the remainder of the year would impact these estimates by approximately $50 and $25 million respectively.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information on FCX is available on our Internet website www.fcx.com.

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Cautionary Statement and Regulation G Disclosure.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding estimated anticipated sales volumes, projected unit production costs, projected operating cash flows, projected net debt and mandatorily redeemable preferred stock and the impact of copper and gold price changes. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather related and currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

This press release also contains certain financial measures such as net cash production costs per pound of copper, cathode cash production costs per pound of copper and net debt.  As required by the recently issued Securities and Exchange Commission Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are provided later in this press release.

A copy of this press release is available on our website at “www.fcx.com.”   A conference call with securities analysts about first-quarter 2003 results is scheduled for today at 10:00 a.m. EDT.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.fcx.com.”  A replay of the call will be available through Friday, May 16, 2003.

# # #

FREEPORT-McMoRan COPPER & GOLD INC.

SELECTED OPERATING DATA

(Page 1 of 2)

	First Quarter
	2003		2002
PT Freeport Indonesia, Net of Rio Tinto’s Interest
Copper (recoverable)
Production (000s of pounds)	388,800		296,700
Production (metric tons)	176,400		134,600
Sales (000s of pounds)	392,000		296,100
Sales (metric tons)	177,800		134,300
Average realized price per pound	$.73		$.73
Gold (recoverable)
Production (ounces)	579,600		335,800
Sales (ounces)	583,900		336,600
Average realized price per ounce	$341.55		$289.51
Silver (recoverable)
Production (ounces)	1,215,800		772,500
Sales (ounces)	1,234,100		776,200
Average realized price per ounce	$4.50		$4.38

Gross Profit per Pound of Copper (cents):
Average realized price	72.9		73.2
Production costs:
Site production and delivery	40.0	[a]	43.4	[a]
Gold and silver credits	(52.7)		(34.2)
Treatment charges	17.7		19.4
Royalty on metals	1.7		1.1
Net cash production costs[b]	6.7		29.7
Depreciation and amortization	14.6		14.7
Total production costs	21.3		44.4
Adjustments, primarily for copper pricing on prior period open sales	3.5		4.2
Gross profit per pound of copper	55.1		33.0

a.

Net of deferred mining costs totaling $7.2 million or 1.8 cents per pound in the first quarter of 2003 and $4.7 million or 1.6 cents per pound in the first quarter of 2002.

b.

For a reconciliation of net cash production costs per pound to costs applicable to sales reported in FCX’s  consolidated financial statements refer to the attached presentation, “Product  Revenues and Production Costs.”

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FREEPORT-McMoRan COPPER & GOLD INC.

SELECTED OPERATING DATA

(Page 2 of 2)

	First Quarter
	2003	2002
PT Freeport Indonesia, 100% Operating Statistics
Ore milled (metric tons per day)	238,200	244,200
Average ore grade
Copper (percent)	1.15	.90
Gold (grams per metric ton)	1.26	.73
Gold (ounce per metric ton)	.040	.023
Silver (grams per metric ton)	3.88	2.76
Silver (ounce per metric ton)	.125	.089
Recovery rates (percent)
Copper	88.4	85.5
Gold	86.2	85.5
Silver	60.3	57.1
Copper (recoverable)
Production (000s of pounds)	460,500	357,100
Production (metric tons)	208,900	162,000
Sales (000s of pounds)	464,500	356,400
Sales (metric tons)	210,700	161,700
Gold (recoverable ounces)
Production	737,400	419,000
Sales	742,500	419,900
Silver (recoverable ounces)
Production	1,301,500	861,200
Sales	1,315,500	862,900

Atlantic Copper
Concentrates and scrap treated (metric tons)	242,100	258,300
Anodes
Production (000s of pounds)	159,600	170,100
Production (metric tons)	72,400	77,200
Sales (000s of pounds)	25,200	31,500
Sales (metric tons)	11,400	14,300
Cathodes
Production (000s of pounds)	134,900	136,200
Production (metric tons)	61,200	61,800
Sales, including wire rod and wire (000s of pounds)	138,700	135,800
Sales, including wire rod and wire (metric tons)	62,900	61,600
Gold sales in anodes and slimes (ounces)	242,000	251,600
Cathode cash production cost per pound before hedging[a]	$.15	$.10

PT Smelting, 25%-owned by PT Freeport Indonesia
Concentrate treated (metric tons)	212,300	177,700
Anodes
Production (000s of pounds)	141,000	112,300
Production (metric tons)	64,000	50,900
Sales (000s of pounds)	22,600	2,600
Sales (metric tons)	10,300	1,200
Cathodes
Production (000s of pounds)	121,000	117,800
Production (metric tons)	54,900	53,400
Sales (000s of pounds)	116,800	112,000
Sales (metric tons)	53,000	50,800
Cathode cash production cost per pound[a]	$.10	$.12

a.   For a reconciliation of cathode cash production costs per pound to costs applicable to sales reported in FCX’s  consolidated financial statements refer to the attached presentation, “Cathode Cash Production Costs.”

                                                                                                                                                                                                                               II

 FREEPORT-McMoRan COPPER & GOLD INC.

STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2003		2002
	(In Thousands, Except Per Share Amounts)
Revenues	$524,596	[a]	$392,680 [a]
Cost of sales:
Production and delivery	247,470		234,917
Depreciation and amortization	67,788		53,054
Total cost of sales	315,258		287,971
Exploration expenses	1,504		754
General and administrative expenses	16,508		16,412
Total costs and expenses	333,270		305,137
Operating income	191,326		87,543
Equity in PT Smelting earnings (losses)	677		(822)
Interest expense, net	(52,509)		(44,282)
Other income (expense), net	(1,619)[b]		36 [b]
Income before income taxes and minority interests	137,875		42,475
Provision for income taxes	(77,214)		(28,814)
Minority interests in net income of consolidated subsidiaries	(10,911)		(5,554)
Net income before cumulative effect of change in accounting principle	49,750		8,107
Cumulative effect of change in accounting principle, net of taxes	9,082		(3,049)
Net income	58,832		5,058
Preferred dividends	(9,587)		(9,212)
Net income (loss) applicable to common stock	$49,245		$(4,154)

Net income (loss) per share of common stock:
Basic:
Before cumulative effect	$.28		$(.01)
Cumulative effect	.06		(.02
Net income (loss) per share of common stock	$.34		$(.03)
Diluted:
Before cumulative effect	$.28	[c]	$(.01)
Cumulative effect	.05	[c]	(.02)
Net income (loss) per share of common stock	$.33	[c]	$(.03)
Average common shares outstanding:
Basic	145,240		144,108
Diluted	189,484	[c]	144,108

a.

Includes adjustments to prior period concentrate sales totaling $10.2 million in the 2003 quarter and $5.8 million in the 2002 quarter.

b.

Includes net benefits (charges) totaling $(2.5) million in the 2003 quarter and $0.6 million in the 2002 quarter associated with the impact of movements in the US $/euro exchange rate on Atlantic Copper’s non-operating euro-denominated liabilities.

c.

Diluted net income per share for the first quarter of 2003 is based on dilution from the assumed conversion of FCX’s 8¼% Convertible Senior Notes, resulting in the exclusion of $12.7 million of interest expense, after taxes, related to the notes and the inclusion of 42.2 million common shares.

                                                                                                                                                                                                                           III

FREEPORT-McMoRan COPPER & GOLD INC.

CONDENSED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2003	2002
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$762,699	$7,836
Restricted investments and cash	60,808	49,809
Accounts receivable	211,340	190,509
Inventories	384,749	387,247
Prepaid expenses and other	9,777	2,579
Total current assets	1,429,373	637,980
Property, plant, equipment and development costs, net	3,292,133	3,320,561
Deferred mining costs	85,480	78,235
Restricted investments and cash	23,006	58,137
Investment in PT Smelting	47,393	44,619
Other assets	91,632	52,661
Total assets	$4,969,017	$4,192,193

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$233,041	$262,310
Current portion of long-term debt and short-term borrowings	122,719	77,112
Rio Tinto share of joint venture cash flows	52,253	51,297
Accrued income taxes	47,522	81,319
Accrued interest payable	37,929	29,081
Unearned customer receipts	25,131	36,754
Total current liabilities	518,595	537,873
Long-term debt, less current portion:
Convertible senior notes	1,178,750	603,750
Senior notes	950,000	450,000
Infrastructure asset financings	289,452	310,674
Atlantic Copper debt	164,211	233,642
Equipment and other loans	82,977	84,212
FCX and PT Freeport Indonesia credit facilities	-	279,000
Total long-term debt, less current portion	2,665,390	1,961,278
Accrued postretirement benefits and other liabilities	141,122	140,016
Deferred income taxes	731,769	706,510
Minority interests	141,283	129,687
Redeemable preferred stock	450,003	450,003
Stockholders' equity	320,855	266,826
Total liabilities and stockholders' equity	$4,969,017	$4,192,193

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FREEPORT-McMoRan COPPER & GOLD INC.

STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2003	2002
	(In Thousands)
Cash flow from operating activities:
Net income	$58,832	$5,058
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,788	53,054
Cumulative effect of change in accounting principle	(9,082)	3,049
Deferred income taxes	17,892	12,702
Equity in PT Smelting losses (earnings)	(677)	822
Minority interests' share of net income	10,911	5,554
Change in deferred mining costs	(7,245)	(4,708)
Amortization of deferred financing costs	4,031	2,989
Currency translation loss (gain)	2,521	(568)
Recognition of profit on PT-Freeport Indonesia sales to PT Smelting	(2,097)	(630)
Provision for inventory obsolescence	1,500	1,500
Other	2,223	2,637
(Increases) decreases in working capital:
Accounts receivable	(18,101)	(24,494)
Inventories	(7,035)	15,589
Prepaid expenses and other	(6,244)	(2,275)
Accounts payable and accrued liabilities	(32,913)	(30,534)
Rio Tinto share of joint venture cash flows	651	(9,332)
Accrued income taxes	(33,797)	(9,666)
Increase in working capital	(97,439)	(60,712)
Net cash provided by operating activities	49,158	20,747

Cash flow from investing activities:
PT Freeport Indonesia capital expenditures	(28,948)	(31,001)
Atlantic Copper capital expenditures	(1,134)	(833)
Sale of restricted investments to fund interest costs	23,645	23,678
Sale of assets and other	1,931	(729)
Net cash used in investing activities	(4,506)	(8,885)

Cash flow from financing activities:
Net proceeds from sale of senior notes	1,046,437	-
Proceeds from other debt	11,510	358,746
Repayments of debt	(336,933)	(361,622)
Cash dividends paid on preferred stock	(9,595)	(9,081)
Proceeds from exercised stock options	2,033	2,371
Financing costs	(3,241)	(492)
Net cash provided by (used in) financing activities	710,211	(10,078)
Net increase in cash and cash equivalents	754,863	1,784
Cash and cash equivalents at beginning of year	7,836	7,587
Cash and cash equivalents at end of period	$762,699	$9,371

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FREEPORT-McMoRan COPPER & GOLD INC.

PRODUCT REVENUES AND PRODUCTION COSTS

NET CASH PRODUCTION COSTS

Net cash production costs per pound of copper is a measure intended to provide investors with information about the cash generating capacity of our mining operations in Indonesia.  This measure is presented by other copper and gold mining companies, although our measure may not be comparable to similarly titled measures reported by other companies.

We calculate gross profit per pound of copper under a “by-product” method, while the copper, gold and silver contained within our concentrates are treated as co-products in our financial statements.  We use the by-product method in our presentation of gross profit per pound of copper because (1) we believe the market views us as a copper company, (2) we produce and sell one product, concentrates, which contains all three metals and (3) there is no objective basis for specifically assigning our costs to revenues from the copper, gold and silver we produce in concentrates.  In the co-product method presentation below, we have allocated costs to the different products based on their relative revenue values.  Presentations under both methods are presented below along with a reconciliation to amounts reported in FCX’s consolidated financial statements.

Three Months Ended March 31, 2003
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$286,532	$286,532	$201,147	$5,600	$493,279

Site production and delivery	156,759	91,057	63,922	1,780	156,759
Gold and silver credits	(206,747)	-	-	-	-
Treatment charges	69,559	40,405	28,364	790	69,559
Royalty on metals	6,840	3,973	2,789	78	6,840
Net cash production costs	26,411	135,435	95,075	2,648	233,158
Depreciation and amortization	57,233	33,245	23,338	650	57,233
Total production costs	83,644	168,680	118,413	3,298	290,391
Adjustments, primarily for copper pricing on prior period sales	13,232	13,232	-	-	13,232
Gross profit	$216,120	$131,084	$82,734	$2,302	$216,120

Pounds of copper sold (000)	392,000	392,000
Ounces of gold sold			583,900
Ounces of silver sold				1,234,100

Gross profit per pound of copper (cents)/ per ounce of gold and silver ($):
Revenues	72.9	72.9	341.55	4.50

Site production and delivery	40.0	23.2	109.47	1.44
Gold and silver credits	(52.7)	-	-	-
Treatment charges	17.7	10.3	48.58	0.64
Royalty on metals	1.7	1.0	4.78	0.06
Net cash production costs	6.7	34.5	162.83	2.14
Depreciation and amortization	14.6	8.5	39.97	0.53
Total production costs	21.3	43.0	202.80	2.67
Adjustments, primarily for copper pricing on prior period sales	3.5	3.5	-	-
Gross profit per pound/ounce	55.1	33.4	138.75	1.83

Reconciliation to Amounts Reported
	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$493,279	$156,759	$57,233
Less: Treatment charges per above	(69,559)	N/A	N/A
Royalty per above	(6,840)	N/A	N/A
Other, primarily noncash costs	N/A	3,579	N/A
Adjustments, primarily for copper pricing on prior period sales per above	13,232	N/A	N/A
Mining and exploration segment	430,112	160,338	57,233
Smelting and refining segment	218,395	208,483	7,045
Eliminations and other	(123,911)	(121,351)	3,510
As reported in FCX consolidated financial statements	$524,596	$247,470	$67,788

                                                                                                                                                                                                                          VI

FREEPORT-McMoRan COPPER & GOLD INC.

PRODUCT REVENUES AND PRODUCTION COSTS

(continued)

Three Months Ended March 31, 2002
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$218,771	$218,771	$97,885	$3,431	$320,087

Site production and delivery	128,391	87,752	39,263	1,376	128,391
Gold and silver credits	(101,316)	-	-	-	-
Treatment charges	57,569	39,347	17,605	617	57,569
Royalty on metals	3,216	2,198	984	34	3,216
Net cash production costs	87,860	129,297	57,852	2,027	189,176
Depreciation and amortization	43,522	29,746	13,309	467	43,522
Total production costs	131,382	159,043	71,161	2,494	232,698
Adjustments, primarily for copper pricing on prior period sales	10,424	10,424	-	-	10,424
Gross profit	$97,813	$70,152	$26,724	$937	$97,813

Pounds of copper sold (000)	296,100	296,100
Ounces of gold sold			336,600
Ounces of silver sold				776,200

Gross profit per pound of copper (cents)/ per ounce of gold and silver ($):
Revenues	73.2	73.2	289.51	4.38

Site production and delivery	43.4	29.6	116.65	1.77
Gold and silver credits	(34.2)	-	-	-
Treatment charges	19.4	13.3	52.30	0.80
Royalty on metals	1.1	0.7	2.92	0.04
Net cash production costs	29.7	43.6	171.87	2.61
Depreciation and amortization	14.7	10.0	39.54	0.60
Total production costs	44.4	53.6	211.41	3.21
Adjustments, primarily for copper pricing on prior period sales	4.2	4.2	-	-
Gross profit per pound/ounce	33.0	23.8	78.10	1.17

Reconciliation to Amounts Reported
	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$320,087	$128,391	$43,522
Less: Treatment charges per above	(57,569)	N/A	N/A
Royalty per above	(3,216)	N/A	N/A
Other, primarily noncash costs	N/A	2,238	N/A
Adjustments, primarily for copper pricing on prior period sales per above	10,424	N/A	N/A
Mining and exploration segment	269,726	130,629	43,522
Smelting and refining segment	199,527	189,479	6,752
Eliminations and other	(76,573)	(85,191)	2,780
As reported in FCX consolidated financial statements	$392,680	$234,917	$53,054

                                                                                                                                                                                                                          VII

FREEPORT-McMoRan COPPER & GOLD INC.

CATHODE CASH PRODUCTION COSTS

ATLANTIC COPPER CATHODE CASH PRODUCTION COST PER POUND OF COPPER

Cathode cash production cost per pound of copper is a measure intended to provide investors with information about the costs associated with our smelting operations in Spain.  Other smelting companies present this measure, although our measure may not be comparable to similarly titled measures reported by other companies.

Below is a reconciliation of our smelting and refining segment production costs reported in FCX’s consolidated financial statements to the production costs used to calculate our cathode cash production cost per pound of copper (in thousands, except per pound amounts):

	Three Months Ended March 31,
	2003	2002
Smelting and refining segment production costs reported in FCX’s consolidated financial statements	$208,483	$189,479
Less:
Raw material purchase costs	(81,697)	(81,275)
Production costs of wire rod and wire	(19,174)	(14,058)
Production costs of anodes sold	(2,655)	(2,563)
Currency hedging	1,615	(1,312)
Other	(83)	(702)
Add:
Gold and silver revenues	(81,073)	(71,786)
Acid and other by-product revenues	(4,585)	(3,792)
Production costs used in calculating cathode cash production cost per pound	$20,831	$13,991

Pounds of cathode produced	134,900	136,200

Cathode cash production cost per pound before hedging	$0.15	$0.10

PT SMELTING CATHODE CASH PRODUCTION COST PER POUND OF COPPER

Cathode cash production cost per pound of copper is a measure intended to provide investors with information about the costs associated with our 25 percent-owned smelting operations in Indonesia.  Other smelting companies present this measure, although our measure may not be comparable to similarly titled measures reported by other companies.

Below is a reconciliation of the production costs used to calculate PT Smelting’s cathode cash production cost per pound of copper to our equity in PT Smelting earnings (losses) reported in FCX’s consolidated financial statements (in thousands, except per pound amounts):

	Three Months Ended March 31,
	2003	2002
Production costs – PT Smelting (100%)	$13,267	$13,627
Add: Gold and silver refining charges	1,491	1,242
Less: Acid and other by-product revenues	(2,015)	(1,404)
Production cost of anodes sold	(1,251)	569
Production cost used in calculating cathode cash production cost	$11,492	$14,034

Cathode production	121,000	117,800

Cathode cash production cost per pound	$0.10	$0.12

Reconciliation to Amounts Reported
Production costs per above	$(13,267)	$(13,627)
Other costs	(186,295)	(135,203)
Revenue and other income	202,511	145,783
PT Smelting net income (loss)	2,949	(3,047)

PT Freeport Indonesia’s 25% equity interest	737	(762)
Amortization of excess investment cost	(60)	(60)
Equity in PT Smelting earnings (losses) per FCX consolidated financial statements	$677	$(822)

                                                                                                                                                                                                                   VIII

FREEPORT-McMoRan COPPER & GOLD INC.

NET DEBT

NET DEBT

Net Debt is a measure intended to provide investors with information about FCX’s leverage position after considering available cash and investment balances that are available for or committed to reducing outstanding debt.  Below is a reconciliation of total debt as reported in FCX’s consolidated financial statements to Net Debt (in millions):

	March 31, 2003	December 31, 2002
Total debt as reported in FCX’s consolidated financial statements	$2,788	$2,038
Plus redeemable preferred stock (1)	450	450
Less restricted investments and cash	(84)	(108)
Less cash and cash equivalents	(763)	(7)
Plus reclamation fund (2)	5	4
Net Debt	$2,396	$2,377

(1)

Although not classified as debt, because of the mandatory redemption feature of these instruments we consider them to be like debt for purposes of this presentation.

(2)

Amounts not available for debt repayment because we have committed these funds to paying for future reclamation and closure costs at our Indonesian mining operations.

                                                                                                                                                                                                                              IX